Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Vintage Wine Estates, Inc. of our report dated October 13, 2021, relating to the consolidated financial statements of Vintage Wine Estates, Inc., and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Santa Rosa, California

October 27, 2021